EXHIBIT 2

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated as of May 23, 2013 (this “Agreement”), is made and entered into by and among AsiaVest Opportunities Fund IV, a limited liability company  organized and existing under the laws of the Cayman Islands with its registered office at Ugland House, P.O. Box 309 Georgetown, Grand Cayman, Cayman Islands (the “Seller”), Accurate Global Limited (“Accurate Global”) and Advanced Orient Limited (“Advanced Orient”), each a limited liability company organized and existing under the laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and Mr. Liu Tianwen (“Mr. Liu”) (Accurate Global, Advanced Orient and Mr. Liu each is referred to as a “Purchaser” all are collectively referred as the “Purchasers”).

W I T N E S S E T H:

WHEREAS, Accurate Global and Advanced Orient plan to purchase certain number of ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of iSoftStone Holdings Limited, a Cayman Islands (the “Company”) from the Seller and have proposed that Mr. Liu purchase certain number of Ordinary Shares from the Seller at the same time; and

WHEREAS, the Seller desires to sell to each Purchaser, and each Purchaser desires to purchase from the Seller, certain number of Ordinary Shares upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Purchase and Sale of the Transaction Shares; Purchase Price.

(a) Subject to the terms and conditions of this Agreement, the Seller hereby sells, conveys, assigns and delivers to each Purchaser, and each Purchaser hereby purchases, acquires and accepts from the Seller, severally and not jointly, the number of Ordinary Shares set forth opposite such Purchaser's name in Schedule I hereto (the “Transaction Shares” for such Purchaser).

(b)  Each Purchaser hereby agrees to pay, or cause to be paid, to the Seller, an amount in cash per Transaction Share for such Purchaser hereunder equal to US$0.45, in consideration of and subject to the aforesaid sale, conveyance, assignment and delivery of the Transaction Shares for such Purchaser.  The aggregate purchase price for all Transaction Shares for each Purchaser being sold by the Seller to such Purchaser is set forth opposite such Purchaser's name in Schedule I hereto (the “Purchase Price” for such Purchaser).

(c) The purchase by each Purchaser of the Transaction Shares for such Purchaser as set forth in this Section 1 shall be a separate and severally enforceable and terminable transaction in accordance with the terms of this Agreement.  Each Purchaser's rights and obligations in respect of its purchase as provided herein shall be several and independent.  Each Purchaser may, at its sole election, exercise or enforce its rights against, either severally, or jointly with one or more other Purchasers.  Any reference to the Purchasers in this Agreement shall, where the context permits, mean each of the Purchasers severally.

(d) Notwithstanding the settlement provisions in Section 6 hereof, for all purposes between the Seller and the relevant Purchaser (including, without limitation, the determination of beneficial or record holders as of any date and the right to receive dividends, property or other distributions from the Company in respect of or in exchange for the Transaction Shares for any Purchaser or the Ordinary Shares relating thereto), the effective date of the sale, conveyance, assignment and delivery of the Transaction Shares for such Purchaser shall be the date of this Agreement and the Seller shall promptly remit and deliver to such Purchaser any amounts or property paid or distributed to it in respect of the Transaction Shares for such Purchaser with respect to a record date on or following the date of this Agreement (other than the Purchase Price for such Purchaser).

Section 2. Representations and Warranties of the Seller. The Seller hereby represents and warrants to each Purchaser as of the date hereof and as of the Settlement Date (as defined in Section 6 below) the following:

(a) Capacity; Due Authorization and Execution; Enforceability.  The Seller has been duly formed and is validly existing as an exempted company and a limited liability company by shares in good standing under the laws of Cayman Islands.  The Seller has the power and capacity to enter into this Agreement and to consummate the Transaction.  The execution, delivery, and performance by the Seller of this Agreement and the consummation by the Seller of its obligations hereunder have been duly authorized by all necessary action by the Seller.  This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.  Any person signing this Agreement on behalf of the Seller has been duly and validly authorized and empowered to do so and has the authority to bind the Seller and to effectuate the transactions contemplated by this Agreement.

(b) No Conflict.  The execution, delivery and performance by the Seller of this Agreement and consummation by the Seller of the Transaction do not and will not (i) violate any decree or judgment of any court or other governmental authority applicable to or binding on the Seller, (ii) violate any provision of any law, rule or regulation which is applicable to the Seller, (iii) conflict with, or result in any violation of, any provision of any Organizational Document (as defined in Section 10 below) of the Seller or (iv) violate or result in a default under any contract to which the Seller or any of the Seller's assets or properties are bound.  No consent or approval of, or filing by the Seller with, any governmental authority or other Person (as defined in Section

10 below) not a party hereto is required for the execution, delivery and performance by the Seller of this Agreement or the consummation of the Transaction by the Seller.

(c) Ownership; No Encumbrances; Transfer Restrictions.  The Seller is the record and beneficial owner of the Transaction Shares for such Purchaser, free and clear of any Encumbrances (as defined in Section 10 below), and upon the transfer of such Transaction Shares to such Purchaser, such Purchaser shall acquire good title thereto, free and clear of any Encumbrances or Transfer Restrictions (as defined in Section 10 below), other than Transfer Restrictions arising solely under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) promulgated thereunder, and/or under similar state securities laws (the “Permitted Securities Law Restrictions”).  Other than this Agreement, the Seller is not a party to any contract or agreement or understanding relating to the Transaction Shares for such Purchaser or any rights relating thereto, including, without limitation, any agreement governing the sale, disposition, transfer or voting of the Transaction Shares for such Purchaser or any rights attached thereto.

(d) No Adverse Proceedings.  No proceedings relating to the Transaction Shares for such Purchaser are pending or, to the knowledge of the Seller, threatened, before any court, arbitrator or administrative or governmental body or authority that would adversely affect the Seller's right to transfer the Transaction Shares for such Purchaser to such Purchaser in accordance with the terms of this Agreement.

(e) Securities Documents. To the best of its knowledge, the Seller does not have knowledge (i) that since December 31, 2012 (the “Applicable Date”), there has been any failure by the Company to file any reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act (the reports and documents actually filed or furnished by the Company with the SEC since the Applicable Date, including any amendments thereto filed prior to the date hereof, the “Securities Documents”) or (ii) that any of the Securities Documents at the time of its filing with or being furnished to the SEC contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(f) Securities Laws Matters.  The sale of the Transaction Shares for such Purchaser pursuant to this Agreement will be made in accordance with the provisions and requirements of Regulation S under the Securities Act and applicable state or foreign law.  The transactions contemplated by this Agreement (i) have not been pre-arranged with a purchaser who is in the United Sates or who is a U.S. Person within the meaning of Regulation S under the Securities Act; and (ii) are not part of a plan or scheme to evade the registration provisions of the Securities Act.  None of the Seller, any affiliate of the Seller, or any person acting on behalf of the Seller or any such affiliate has engaged, or will engage, in any directed selling efforts within the meaning of Rule 902 of Regulation S under the Securities Act with respect to the Transaction Shares for such Purchaser or any distribution with respect to the Transaction Shares for such Purchaser.

Section 3. Representations and Warranties of the Purchasers. Each Purchaser hereby, severally and not jointly, represents and warrants to the Seller, with respect to itself only, as of the date hereof and as of the Settlement Date the following:

(a) Capacity; Due Authorization and Execution; Enforceability.  Such Purchaser, if not a natural person, has been duly formed and is validly existing as a limited liability company in good standing under the laws of the British Virgin Islands.  Such Purchaser has the power and capacity to enter into this Agreement and to consummate the Transaction.  This Agreement has been duly and validly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.  Any person signing this Agreement on behalf of such Purchaser has been duly and validly authorized and empowered to do so and has the authority to bind such Purchaser and to effectuate the transactions contemplated by this Agreement.

(b) No Conflict.  The execution, delivery and performance by such Purchaser of this Agreement and consummation by such Purchaser of the Transaction do not and will not (i) violate any decree or judgment of any court or other governmental authority applicable to or binding on such Purchaser, (ii) violate any provision of any law, rule or regulation which is applicable to such Purchaser, (iii) conflict with, or result in any violation of, any provision of any Organizational Document of such Purchaser, if such Person is not a natural person or (iv) violate or result in a default under any material contract to which such Purchaser or any of such Purchaser's assets or properties are bound.  No consent or approval of, or filing by such Purchaser with, any governmental authority or other Person not a party hereto is required for the execution, delivery and performance by such Purchaser of this Agreement or the consummation of the Transaction by such Purchaser.

(c) Permitted Securities Law Restrictions.  Such Purchaser acknowledges that upon its/his purchase of the Transaction Shares for such Purchaser, each such Transaction Share shall be subject to the Permitted Securities Law Restrictions.

(d) Non-U.S. Person.  Such Purchaser is not a U.S. Person within the meaning of Rule 902 of Regulation S under the Securities Act and is purchasing the Transaction Shares for such Purchaser for its own account and not for the account or on behalf of any U.S. Person.

(e) Execution.  The person executing this Agreement on behalf of such Purchaser was outside the United States at the time of such execution.

Section 4. Conditions Precedent to Obligations of the Purchasers.  The obligations of each Purchaser are subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Seller contained herein shall be true and correct as of the date hereof and the Settlement Date (including as if made both on the date hereof and on the Settlement Date).

(b) The Seller shall have complied with all of the Seller's covenants and agreements contained in this Agreement to be performed by the Seller on or prior to the Settlement Date.

(c) With respect to Accurate Global, the advisory board of China Special Opportunities Fund III, LP shall have approved the Transaction.

(d) The Company has executed a Joinder Agreement with such Purchaser under the Assignment section of the Second Amended and Restated Investors’ Rights Agreement, dated December 23, 2009, by and among the Company, Tekventure Limited, United Innovation (China) Limited, Mr. Liu, Feng Yong and certain other shareholders of the Company (as amended from time to time, the “IRA”) for the assignment of rights on applicable Transaction Shares under the IRA to such Purchaser.

(e) The sale and purchase of the Transaction Shares for each other Purchaser shall have been completed.

Section 5. Conditions Precedent to Obligations of the Seller.  The obligations of the Seller to sell the Transaction Shares for each Purchaser to such Purchaser are subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of such Purchaser contained herein shall be true and correct as of the date hereof and the Settlement Date (including as if made both on the date hereof and on the Settlement Date).

(b) Such Purchaser shall have complied with all of such Purchaser's covenants and agreements contained in this Agreement to be performed by such Purchaser on or prior to the Settlement Date.

Section 6. Settlement and Settlement Date.

(a) Delivery by the Seller.  The closing and settlement of the Transaction shall take place as soon as practicable after the date hereof following the satisfaction or, to the extent permitted by law, waiver of all conditions set forth in Sections 4 and 5 hereof (other than such conditions as may, by their terms, only be satisfied at the Settlement Date), and is expected to occur on or about June 27, 2013 (the actual day of the closing and settlement, the “Settlement Date”).  On the Settlement Date, subject to the provisions of Section 5 hereof, in exchange for and prior to payment by any Purchaser of the Purchase Price for such Purchaser, the Seller shall deliver to such Purchaser evidence satisfactory to such Purchaser that the physical certificate(s) representing the Transaction Shares purchased by such Purchaser and duly completed instrument(s) of transfer accompanying such certificate(s) have been sent to the registered agent of the Company (the “Registered Agent”).  Upon receipt by the Seller of wire confirmation showing that such Purchaser has initiated the wire transfer of the Purchase Price for such Purchaser to the Seller, the Seller shall request the Company to give instruction to the Registered Agent to update the register of members of the Company reflecting the sale of the Transaction Shares for such Purchaser effected hereby and issue certificate(s) representing the Transaction Shares purchased by such Purchaser hereunder in the name of such Purchaser.  The Transaction

Shares for such Purchaser delivered to such Purchaser pursuant to this Agreement shall be free and clear of all Encumbrances and Transfer Restrictions (other than the Permitted Securities Law Restrictions).

(b) Delivery by the Purchasers.  Subject to the provisions of Section 4 hereof, immediately following receipt by any Purchaser of the items specified in Section 6(a) above, such Purchaser shall (i) pay or cause to be paid the Purchase Price for such Purchaser against such delivery of the Transaction Shares for such Purchaser to the account designated by the Seller as set forth on Schedule II attached hereto, and (ii) deliver to the Seller wire confirmation showing that such Purchaser has initiated the wire transfer of the Purchase Price for such Purchaser to the Seller.

Section 7. Taxes.  The Seller and the Purchasers hereby acknowledge, covenant and agree that: (i) no Purchaser shall have any obligation to pay, or withhold from the Purchase Price for such Purchaser paid to the Seller for the Transaction Shares for such Purchaser, any Tax (as defined in Section 10 below) of any nature that is required by applicable law or regulation to be paid by the Seller or any of its Affiliates (including affiliated investment funds) and their direct and indirect partners, members and shareholders (together with the Seller, the “Seller Group”) arising out of the transactions contemplated by this Agreement; (ii) the Seller agrees to pay any Tax of any nature required by applicable law or regulation to be paid by any member of the Seller Group arising out of the transactions contemplated by this Agreement; and (iii) the Seller agrees to make all filings and registrations with relevant Governmental Authorities (the “Tax Filings”) required by applicable law or regulation to be made by any member of the Seller Group in connection with the transactions contemplated by this Agreement.  The Seller further agrees and covenants to make all Tax Filings required under the Notice on Strengthening the Management of Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-resident Enterprises (Guoshuihan [2009] 698) issued by the PRC State Administration of Taxation on December 11, 2009 and any subsequent similar notices, rules, amendments or supplements (“Circular 698”).

Section 8. Indemnification.  The Seller (the “Indemnifying Party”) shall indemnify, defend and hold harmless each Purchaser and its Affiliates and their respective officers, managers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an “Indemnified Party”) from and against any Losses such Indemnified Party incurs or suffers arising out of (i) any breach of any representation and warranty set forth in Section 2, or (ii) any breach of any covenant (including any breach of the covenants in Section 7), waiver or agreement of the Indemnifying Party set forth in this Agreement, and (iii) any Claim made, asserted or threatened by any Governmental Authority against any Indemnified Party seeking, asserting or declaring that such Indemnified Party is obligated to pay, or withhold from the Purchase Price for the relevant Purchaser paid to the Seller for the Transaction Shares for the relevant Purchaser, any Tax payable by any member of the Seller Group, including any related penalty and late-payment surcharge resulting from non-payment of such Tax payable by any member of the Seller Group, of any nature arising out of the transactions contemplated by this Agreement.

Section 9. Fees and Expenses.  Any fees and expenses incurred by the parties in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid and borne by the party that incurred such fee or expense unless otherwise expressly provided in this Agreement or as otherwise agreed by the parties in writing.

Section 10. Certain Definitions.  When used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise.

“Claim”  means any and all claims arising out of any breach of any covenant, agreement, representation, warranty or any administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Encumbrance” means: (a) any mortgage, charge, pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind in any jurisdiction; (b) any proprietary interest over an asset, or any contractual arrangement in relation to an asset, in each case created in relation to any indebtedness and which has the same commercial effect as if security had been created over it; and (c) any right of set-off, whether created by agreement or by operation of law.

“Governmental Authority” means (a) the government of any jurisdiction (or any political or administrative subdivision thereof) and any department, ministry, agency, instrumentality, court, central bank or other authority thereof, including without limitation any entity directly or indirectly owned (in whole or in part) or controlled thereby; (b) any public international organization or supranational body (including without limitation the People's Republic of China) and its institutions, departments, agencies and instrumentalities; and (c) any quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, tax or other governmental or quasi-governmental authority.

“Losses” means any and all liabilities, losses, damages, claims, judgments, penalties, fines, amounts paid in settlement, interest, awards, costs and expenses (including without limitation attorneys’ fees and consultants’ fees and expenses).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Person” means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Tax” means all forms of taxation and statutory, governmental, supra-governmental, federal, provincial, state, local governmental or municipal impositions, duties, contributions and levies by whatever name called (including, without limitation, income tax, value-added tax, business tax, deed tax, customs and other import duties, capital duty, stamp duty, fees payable on any increase in the authorized or issued share capital of a company or on the allotment of any shares in a company, and all taxes on gross or net income, profits or gains, receipts, sales, use, occupation, franchise, personal property) and any interest on any such amounts and any penalties, fines, delinquent fees or charges imposed in relation to such amounts.

“Transaction” means the sale by the Seller to the Purchasers, and the purchase by the Purchasers from the Seller, of the Transaction Shares.

“Transfer Restriction” means, with respect to any security or other property, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or other property or to enforce the provisions thereof or of any document related thereto, whether set forth in such security or other property itself or in any document related thereto or arising by operation of law, including, without limitation, such conditions or restrictions arising under federal, state or foreign laws or under any contracts, arrangements or agreements.

Section 11. Entire Agreement; Amendment and Modification.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements between the parties, written or oral.  This Agreement may be amended or modified only by a writing signed by all parties hereto.

Section 12. Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.  No waiver of any provision of this Agreement or of any rights or benefits arising hereunder shall be deemed to constitute or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided in writing.

Section 13. Governing Law; Arbitration.  This Agreement is made under and shall be governed by the laws of Hong Kong without giving effect to the principles of conflicts of laws or choice of laws thereof.  Any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof shall be referred to, and finally resolved by, arbitration upon the request of any Party with notice to the other Parties.  The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Center under the UNCITRAL Arbitration Rules in accordance with the HKIAC Administered Arbitration Rules in force at the time of this Agreement.

Section 14. Notices.  Notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when personally delivered, (ii) one business day after being sent by FedEx or other internationally recognized overnight delivery service or (iii) when sent by electronic mail or fax (upon confirmation of receipt).  All notices shall be addressed to the parties as follows unless otherwise notified by one party with three (3) business days prior notice in writing:

If to the Seller:

AsiaVest Opportunities Fund IV
c/o
11/F, 318 Ruei Guang Road, Nei Hu District
Taipei 114, Taiwan
Attention: Bernice Huang
Email: bernice.huang@asiavest.com
Fax: +886-2-2797-8289

with a required copy to:

AsiaVest Opportunities Fund IV
c/o
11/F, 318 Ruei Guang Road, Nei Hu District
Taipei 114, Taiwan
Attention: Janet Tai
Email: janet.tai@asiavest.com
Fax: +886-2-2797-8289

If to Accurate Global and Advanced Orient:

40/F Far East Finance Centre,
16 Harcourt Road, Hong Kong
Attention: Kiril IP
Email: kiril.ip@everbright165.com
Fax: +852-2520-5125

If to Mr. Liu:

iSoftStone Information Technology (Group) Co., Ltd
International Software Plaza, Bldg 9 Z-Park, 8 West Dongbeiwang Road, Haidian Dist., Beijing 100193 China.
Attention: Tianwen Liu
Email: twliu@isoftstone.com
Fax: +86-10-58749560

Section 15. Assignment; Binding Effect.  Except as expressly provided in this Section 15, no party hereto may transfer, sell, encumber, appoint agents with respect to, or assign its rights or obligations under this Agreement in whole or in part without the prior written consent of the other party to this Agreement.  Prior to the Settlement Date, each Purchaser may assign its right to purchase all or some of its portion of Transaction Shares under this Agreement to one or more of its Affiliates or funds or accounts it manages and/or advises or one or more of the members of management of the Company or its subsidiaries (each, an “Assignee”) by notifying the Seller, in writing, specifying the number of Transaction Shares each Assignee has been assigned the right to purchase and the settlement instructions for each Assignee; provided, however, such Purchaser shall remain responsible for any breach of this Agreement by any Assignee (including any failure of such Assignee to pay its portion of the Purchase Price for such Purchaser). Without limiting any other rights or remedies of the parties, any assignment by a party in violation of the foregoing shall be of no force and effect and void ab initio.  Without limiting any of the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and any permitted assigns.

Section 16. Further Assurances.  In the event that any additional agreements, instruments or other actions are required in the reasonable opinion of any of the parties hereto or by the Transfer Agent or the Company and/or the depositary in order to effectuate the intents and purposes of this Agreement and the transactions contemplated hereby, each of the parties hereto shall prepare, execute and deliver such additional agreements and other instruments in mutually acceptable form, and take such other further actions as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.  The forgoing shall include such cooperation and actions of the Seller reasonably requested by each Purchaser, whether prior to or following the Settlement Date, to the extent required by the Transfer Agent or the Company and/or the depositary to effect a transfer of the Transaction Shares for such Purchaser.  In addition, the Seller shall provide such cooperation and assistance and take such actions as reasonably requested by each Purchaser following the Settlement Date, in connection with the deposit or conversion any of the Transaction Shares for such Purchaser into American Depositary Shares of the Company evidenced by American Depositary Receipts.

Section 17. Counterparts; Facsimiles.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Signatures on this Agreement may be conveyed by facsimile or other electronic transmission and shall be binding upon the parties so transmitting their signatures.  Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or other electronic transmission; provided that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

Section 18. Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such provision shall be deemed modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing such provision, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 19. No Strict Construction.  This Agreement has been jointly drafted by the parties hereto, after negotiations and consultations with their respective counsel.  This Agreement shall not be construed more strictly against one party than against the other party.

Section 20. Headings and Captions.  Headings and captions of this Agreement are for convenience of reference only and are not to be construed in any way as part of this Agreement or in the interpretation of this Agreement.

Section 21. United States Dollars.  All payments pursuant to this Agreement shall be made in United States dollars.

Section 22. Public Announcements.  Without the prior written consent of the other party, no party to this Agreement shall, directly or indirectly, make or cause to be made, any press release, filing or other public disclosure that discloses or reveals the identity of the other party to this Agreement (or its Affiliates) or files or discloses this Agreement or any of the terms hereof, provided, however, that a party may disclose such information if required by applicable law, regulation, stock exchange rules or legally binding request by any regulatory authority, after consultation with the other party and after being advised by its outside legal counsel that such disclosure is so legally required, provided, further, that in such event the disclosing party shall, except to the extent advanced notice of such disclosure would cause the disclosing party to violate applicable law or regulation, provide advance notice of such disclosure to the other party together with a copy of the anticipated disclosure (or such portions thereof that relate to the other party or to the terms of this Agreement), give the other party the opportunity to reasonably comment on such portions of the disclosure and incorporate such comments to such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SELLER:

ASIAVEST OPPORTUNITIES FUND IV

By:	/s/ T.J. Huang
Name:	T. J. Huang
Title:	Director

[Signature Page of Share Purchase Agreement]

PURCHASERS:

ACCURATE GLOBAL LIMITED

By:	/s/ Ip Kun Wan
Name:	Ip Kun Wan
Title:	Director

ADVANCED ORIENT LIMITED

By:	/s/ Tang Chi Chun, Richard
Name:	Tang Chi Chun, Richard
Title:	Director

LIU TIANWEN

/s/ Liu Tianwen

[Signature Page of Share Purchase Agreement]

Schedule I

Transaction Shares and Purchase Price

Purchaser	Number of Transaction Shares for each Purchaser	Purchase Price for each Purchaser
Accurate Global Limited	23,971,039	US$10,786,968
Advanced Orient Limited	11,584,517	US$5,213,033
Liu Tianwen	4,444,444	US$2,000,000

Schedule II

Seller's Account Details

State Street Bank & Trust Co., Boston Routing No. 011000028 For Account of: AsiaVest Opportunities Fund IV A/c No. 0047-042-7 Reference: Fund ivo2